Exhibit 5

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	BAKU
HOUSTON, TEXAS	DALLAS
77002-4995	HOUSTON
713.229.1234	LONDON
FAX 713.229.1522	MOSCOW
NEW YORK
RIYADH
WASHINGTON

September 8, 2004

Dril-Quip, Inc.

13550 Hempstead Highway

Houston, Texas 77040

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Dril-Quip, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 1,348,147 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which may be offered and sold from time to time pursuant to the 2004 Incentive Plan of Dril-Quip, Inc. (the “Plan”), certain legal matters in connection with the Shares subject to original issuance by the Company are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Company’s Restated Certificate of Incorporation and Bylaws, each as amended to date, the Plan, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will not be less than the par value of the Shares.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2. In the case of Shares originally issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by a duly constituted and acting committee of the Board of Directors of the Company as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company. Upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of a duly constituted and acting committee of the Board of Directors as provided therein, and, in the case of stock options, the exercise price thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.